UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2011

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland 20901

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 11, 2011, Choice Hotels International Services Corp., a wholly-owned subsidiary of Choice Hotels International, Inc. (the “Company”), as tenant, and F.P. Rockville II Limited Partnership (the “Landlord”), as landlord, executed an Office Lease (the “Lease”) for office space to which the Company intends to relocate its corporate headquarters. The obligations of the tenant under the Lease have been guaranteed by the Company. The relocation is expected to occur upon construction of an office building, completion of other improvements to the property and building, and satisfaction of other conditions and contingencies set forth in the Lease, including significant conditions related to the scope and timing of the construction, development and permitting of the office building.

The target commencement date for the Lease, which is the date on which the Company will take occupancy of its leased premises for purposes of commencing an interior fit-out of the premises, is December 1, 2012. The target rent commencement date for the Lease, which is the date on which the Company will begin to make rental payments to the Landlord under the Lease, is June 1, 2013. The Lease runs for an initial term of 10 years from the rent commencement date. The leased premises will consist of approximately 138,000 square feet of office space in a to-be constructed office building located in Rockville, Maryland (the “Building”). The Company has an option to extend the Lease beyond the initial term for up to 15 years at then-current fair market rent.

No rent is due under the Lease until the rent commencement date, which is currently targeted to occur on or about June 1, 2013. Thereafter, the annual rent is established at a specific minimum amount and is re-set to a new minimum amount each year. Subject to one or more applicable adjustments set forth in the Lease, the Company’s minimum annual rent amount during the initial term ranges from approximately $5.5 million during the initial year to approximately $7.6 million during the final year. During the initial 10-year term of the Lease, the minimum expected rent payments by the Company are expected to be approximately $67 million. In addition, beginning on or about the first anniversary of the rent commencement date, the Company is obligated to pay its proportionate share of the cost of operating, policing, managing, maintaining and repairing the Building.

Subject to the Company maintaining leased premises of at least 125,000 square feet, the Company has the right to contract the leased premises by between 5,000 and 25,000 square feet at the completion of the fifth year after the rent commencement date upon payment to the Landlord of a termination fee based on the value of six months of rental and other required payments under the Lease related to the contracted space.

The Company also has the right to expand the leased premises by: (1) up to approximately 23,000 square feet prior to June 1, 2012; and (2) up to approximately 11,500 square feet within the first six months after the rent commencement date; and (3) between 8,000 and 12,000 square feet within the first fifty-seven months after the rent commencement date; and (4) between 8,000 and 12,000 square feet within the first one-hundred seventeen months after the rent commencement date (but only if the Company has exercised its right to extend the term of the Lease beyond the initial 10-year term).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is hereby incorporated in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2011	Choice Hotels International, Inc.

	By:	/s/ Ronald D. Parisotto
	Name:	Ronald D. Parisotto
	Title:	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

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